Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-164446

February 18, 2010

The Hanover Insurance Group, Inc.

Pricing Term Sheet

$200,000,000 7.50% Notes due 2020

Issuer:	The Hanover Insurance Group, Inc.

Ratings*:	Baa3 (Moody’s) / BBB- (S&P) / BBB- (Fitch)

Principal Amount:	$200,000,000

Security Type:	Senior Notes

Issue Price:	99.657% of principal amount

Trade Date:	February 18, 2010

Settlement Date:	February 23, 2010 (T +3)

Maturity Date:	March 1, 2020

Coupon:	7.50%

Benchmark Treasury:	3.625% due February 15, 2020

Spread to Benchmark:	375 basis points

Benchmark Treasury Yield:	3.799%

Re-offer Yield:	7.549%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2010

Redemption Provisions:
Make-whole call:	The greater of 100% of principal amount or discounted present value at Treasury rate plus 50 basis points

Denominations:	$1,000 and multiples thereof

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co.

Co-Managers:

J.P. Morgan Securities Inc.

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Fifth Third Securities, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

CUSIP:	410867 AC9

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR at the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847 or from Goldman, Sachs & Co. by calling toll-free 1-866-471-2526.